Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 80 to the Registration Statement on Form N-1A of Fidelity Advisor Series VIII: Fidelity Advisor Emerging Markets Income Fund of our report dated February 22, 2005 on the financial statements and financial highlights included in the December 31, 2004 Annual Reports to Shareholders of the above referenced fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
February 24, 2005